Exhibit 99.2

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

On June 22, 2011, Joy Global Inc. (“Joy Global”) completed the acquisition of LeTourneau Technologies, Inc. (“LeTourneau”) from Rowan Companies, Inc. (“Rowan”), in accordance with the terms of the Stock Purchase Agreement, dated May 13, 2011, between Joy Global and Rowan (the “Agreement”).  Pursuant to the terms of the Agreement, Joy Global purchased from Rowan all of the outstanding shares of LeTourneau for an aggregate amount of $1.1 billion, subject to adjustment as provided in the Agreement.  The purchase price was funded in part through available cash resources and a new $500 million credit agreement.

LeTourneau is comprised of three business segments, drilling products, mining equipment and steel products.  On August 29, 2011, Joy Global entered into a Stock Purchase Agreement with Cameron International Corporation (“Cameron”).  Pursuant to the terms of this Stock Purchase Agreement, Cameron will acquire all of the outstanding shares of LeTourneau Drilling Systems, Inc, for an aggregate amount of $375 million.  At the time of closing, LeTourneau Drilling Systems, Inc. will encompass substantially all of the assets and operations of the drilling products business.  The financial impact of the business to be divested has been reflected as assets and liabilities of discontinued operations in the Unaudited Pro Forma Combined Condensed Balance Sheet and excluded from the Unaudited Pro Forma Combined Condensed Statements of Income presented.  Joy Global retained ownership of the mining equipment and steel products businesses.

The Unaudited Pro Forma Combined Condensed Statements of Income combine the historical financial information of Joy Global and LeTourneau for the six months ended April 29, 2011 and for the year ended October 29, 2010 to illustrate the estimated effect of the acquisition as if it had occurred as of the beginning of the periods presented.  The Unaudited Pro Forma Combined Condensed Balance Sheet as of April 29, 2011 combines the historical financial information of Joy Global and the LeTourneau mining equipment and steel products businesses to illustrate the estimated effect of the acquisition on Joy Global’s balance sheet as if the acquisition had occurred on April 29, 2011.  The Unaudited Pro Forma Combined Condensed Statements of Income for both periods presented include the period from October 1, 2010 through December 31, 2010 in the LeTourneau and Drilling Products information.

The historical financial information has been adjusted to give effect to pro forma matters that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the operating results of the combined company.  The Unaudited Pro Forma Combined Condensed Financial Information should be read in conjunction with the accompanying notes to the Unaudited Pro Forma Combined Condensed Financial Information, the audited historical financial statements of Joy Global, as of and for the year ended October 29, 2010 included its Annual Report on Form 10-K, as well as the audited historical consolidated financial statements of LeTourneau as of and for the year ended December 31, 2010 included as an exhibit to this Current Report on Form 8-K/A.

The Unaudited Pro Forma Combined Condensed Financial Information has been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles.  The Unaudited Pro Forma Combined Condensed Financial Information will differ from our final acquisition accounting for a number of reasons, including the fact that our estimates of fair value are preliminary and subject to change when our formal valuation and other studies are finalized.  The adjustments that may occur to the preliminary estimates could have a material impact on the accompanying Unaudited Pro Forma Combined Condensed Financial Information.

The Unaudited Pro Forma Combined Condensed Financial Information is presented for information purposes only.  It has been prepared in accordance with the regulations of the Securities and Exchange Commission and is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the acquisition at the dates indicated, nor does it purport to project the future financial position or operating results of the combined company.

Joy Global Inc.
Unaudited Pro Forma Combined Condensed Balance Sheet
As of April 29, 2011
(In thousands)

			Drilling	Pro Forma		Pro Forma
	Joy Global	LeTourneau	Products	Adjustments	Notes	Combined
ASSETS

Current Assets:
Cash and cash equivalents	$1,071,141	$6,171	$(186)	$(518,119)	1, 2	$559,007
Accounts receivable, net	745,413	97,519	(50,353)	-		792,579
Inventories	936,820	401,653	(240,674)	6,720	1, 2	1,104,519
Other current assets	126,477	54,428	(25,395)	(28,269)		127,241
Current assets of discontinued operations	-	-	316,608	1,281	1, 2	317,889
Total Current Assets	2,879,851	559,771	-	(538,387)		2,901,235

Property, Plant and Equipment, net	412,919	138,598	(85,640)	23,132	1, 2	489,009

Other Assets:
Other intangible assets, net including goodwill	302,136	-	-	479,580	1, 2	781,716
Deferred income taxes	136,694	-	-	1,500		138,194
Other non-current assets	84,776	1,976	(1,458)	3,000	1, 2	88,294
Non-current assets of discontinued operations	-	-	87,098	149,599	1, 2	236,697
Total Other Assets	523,606	1,976	85,640	633,679		1,244,901

Total Assets	$3,816,376	$700,345	$-	$118,424		$4,635,145

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Short-term notes payable, including current portion of long-term obligations	$4,879	$-	$-	$25,000	1, 2	$29,879
Trade accounts payable	321,624	68,203	(29,881)	-		359,946
Employee compensation and benefits	90,160	24,617	(9,817)	-		104,960
Advance payments and progress billings	619,798	179,768	(84,838)	-		714,728
Accrued warranties	66,776	25,694	(14,614)	-		77,856
Other accrued liabilities	147,784	91,416	(12,876)	(85,504)	1, 2	140,820
Current liabilities of discontinued operations	-	-	152,026	-		152,026
Total Current Liabilities	1,251,021	389,698	-	(60,504)		1,580,215

Long-term Obligations	396,348	-	-	475,000	1, 2	871,348

Other Non-current Liabilities:
Accrued pension costs	360,632	-	-	-		360,632
Other	86,256	24,321	-	(9,746)	1, 2	100,831
Non-current liabilities of discontinued operations	-	-	-	-		-
Total Other Non-current Liabilities	446,888	24,321	-	(9,746)		461,463

Shareholders' Equity:
Common stock & Capital in excess of par value	1,205,389	17,882	-	(17,882)	1, 2	1,205,389
Retained earnings	1,949,442	283,209	-	(283,209)	1, 2	1,949,442
Treasury stock	(1,116,623)	-	-	-		(1,116,623)
Accumulated other comprehensive loss	(316,089)	(14,765)	-	14,765		(316,089)
Total Shareholders' Equity	1,722,119	286,326	-	(286,326)		1,722,119

Total Liabilities and Shareholders' Equity	$3,816,376	$700,345	$-	$118,424		$4,635,145

Note: LeTourneau and Drilling Products financial information as of March 31, 2011

Joy Global Inc.
Unaudited Pro Forma Combined Condensed Statement of Income
For the Six Months Ended April 29, 2011
(In thousands except per share amounts)

			Drilling	Pro Forma		Pro Forma
	Joy Global	LeTourneau	Products	Adjustments	Notes	Combined

Net sales	$1,932,261	$411,530	$(248,549)	$(14,263)	3	$2,080,979

Cost of sales	1,273,989	333,895	(211,822)	1,591	3	1,397,653
Product development, selling and administrative expenses	273,660	34,239	(18,961)	3,417	3	292,355
Other income, net	(3,248)	(5,167)	215	-		(8,200)
Operating income	387,860	48,563	(17,981)	(19,271)		399,171

Interest income	8,158	189	(2,469)	-		5,878
Interest expense	(15,726)	(5,247)	12,170	(4,354)	3	(13,157)
Reorganization items	(35)	-	-	-		(35)
Income from continuing operations before income taxes	380,257	43,505	(8,280)	(23,625)		391,857

Provision for income taxes	116,053	(5,180)	-	9,820	1, 3	120,693

Income from continuing operations	$264,204	$48,685	$(8,280)	$(33,445)		$271,164

Basic earnings per share - continuing operations	$2.53					$2.59

Diluted earnings per share - continuing operations	$2.48					$2.55

Dividends per share	$0.350					$0.350

Weighted average shares outstanding:

Basic	104,603					104,603

Diluted	106,345					106,345

Note: LeTourneau and Drilling Products financial information for six months ended March 31, 2011.

Joy Global
Unaudited Pro Forma Combined Condensed Statement of Income
For the Fiscal Year Ended October 29, 2010
(In thousands except per share amounts)

			Drilling	Pro Forma		Pro Forma
	Joy Global	LeTourneau	Products	Adjustments	Notes	Combined

Net sales	$3,524,334	$815,421	$(515,336)	$(38,876)	3	$3,785,543

Cost of sales	2,350,708	662,329	(451,845)	(12,086)	3	2,549,106
Product development, selling and administrative expenses	480,636	64,686	(37,801)	6,833	3	514,354
Other income, net	(4,113)	(6,401)	325	-		(10,189)
Operating income	697,103	94,807	(26,015)	(33,623)		732,272

Interest income	13,195	219	(1,990)	-		11,424
Interest expense	(29,964)	(16,994)	23,333	(8,708)	3	(32,333)
Reorganization items	(1,310)	(42,024)	42,024	-		(1,310)
Income from continuing operations before income taxes	679,024	36,008	37,352	(42,331)		710,053

Provision for income taxes	217,525	(5,180)	-	17,592	1, 3	229,937

Income from continuing operations	$461,499	$41,188	$37,352	$(59,923)		$480,116

Basic earnings per share - continuing operations	$4.47					$4.65

Diluted earnings per share - continuing operations	$4.40					$4.58

Dividends per share	$0.700					$0.700

Weighted average shares outstanding:

Basic	103,196					103,196

Diluted	104,905					104,905

Note: LeTourneau and Drilling Products financial information for twelve months ended December 31, 2010.

Note 1 – Preliminary Purchase Consideration Allocation

The preliminary total consideration for the acquisition was as follows:

(in thousands)
Cash consideration	$1,100,000
Working capital purchase adjustments	(54,346)
$1,045,654

The final purchase consideration amount is pending, among other things, final agreement of the adjustment to the cash consideration based upon the level of net working capital transferred at closing.  The preliminary allocation of the purchase consideration to the assets acquired and liabilities assumed is based on the estimated fair values at the date of acquisition.  The fair values of the assets and liabilities included in the table below are preliminary and subject to change principally as we are currently in the process of obtaining third-party valuations.

The excess of the purchase consideration over the net tangible and identifiable intangible assets is reflected as goodwill.  The amount allocated to intangible assets and goodwill for tax purposes is expected to be tax deductible as a result of the election under Section 338(h) (10) of the Internal Revenue Code.  The following table summarizes the preliminary estimates of fair value of the assets acquired and the liabilities assumed as of the acquisition date:

	June 22,
(in thousands)	2011	Continuing	Discontinued
Assets Acquired:
Cash and cash equivalents	$4,714	$4,714	-
Accounts receivable	57,237	57,237	-
Inventories	199,214	199,214	-
Other current assets	187	187	-
Current assets of discontinued operations	330,268	-	330,268
Property, plant and equipment	85,609	85,609	-
Other intangible assets and Goodwill	488,162	488,162	-
Other non-current assets	535	535	-
Non-current assets of discontinued operations	234,240	-	234,240
Total assets acquired	1,400,166	835,658	564,508
Liabilities Assumed:
Accounts payable	(37,161)	(37,161)	-
Employee compensation and benefits	(10,576)	(10,576)	-
Advance payments and progress billings	(97,228)	(97,228)	-
Other accrued liabilities	(20,039)	(20,039)	-
Current liabilities of discontinued operations	(189,508)	-	(189,508)
Total liabilities assumed	(354,512)	(165,004)	(189,508)
	$1,045,654	$670,654	$375,000

The determination of fair value for acquired intangible assets is currently underway and includes intangible assets consisting of technology, customer relationships, trademarks and backlog.  Of the $488 million of intangible assets and goodwill, $232 million has been preliminarily assigned to intangible assets which are being amortized over an average weighted life of twelve years.  The determination of the useful life was based upon historical experience, economic factors, and future cash flows of the assets acquired.

Inventories reflect adjustments of $16.5 million to establish the estimated fair market value.  Property, plant and equipment reflects an adjustment of $24.1 million to establish the estimated fair market value.  These adjustments have been reflected on the April 29, 2011 balance sheet.

For purposes of these Unaudited Pro Forma Combined Condensed Financial Statements, a blended statutory rate of 40% has been used.  This rate is an estimate and does not take into account any possible future tax planning or events that may occur for the combined company.  We recognized an estimated deferred tax asset of $1.5 million and an estimated deferred tax liability of $5.3 million related to the tax effect on differences in timing of deductibility and we also adjusted tax expense from earnings of continuing operations of the acquired business to the blended statutory rate.

Note 2 – Adjustments to the Unaudited Pro Forma Combined Condensed Balance Sheet
Represents fair value adjustments of certain intangible assets, property, plant and equipment, and inventories.  Adjustments also reflect the elimination of profit in inventory at Joy Global related to the preexisting distributor agreement between Joy Global and LeTourneau and the additional debt incurred to finance the transaction.  Amortizable intangible assets are being amortized over a 12 year weighted average life while property, plant and equipment is being depreciated over the estimated useful lives of the respective assets using the straight-line method for financial reporting.  Inventories have been adjusted to their estimated fair market value and will be charged to cost of goods sold over a period of three to twelve months.  Deferred tax balances and balances due the former parent company of LeTourneau have been adjusted to reflect assets and liabilities not acquired.

Note 3 – Adjustments to the Unaudited Pro Forma Combined Condensed Statement of Income
Represents the estimated adjustments to amortization and depreciation expense related to the fair value adjustments of certain intangible assets, property, plant and equipment and the elimination of certain transactions recognized by both parties under the preexisting distributor relationship.  Depreciation expense relating to property, plant and equipment and certain technology related intangible amortization is included in costs of sales while the remaining intangible amortization expense is included in product development, selling and administrative expenses.  Adjustment also reflects additional interest expense relating to the debt incurred to finance the transaction.

We have not reversed non-recurring acquisition expenses.  The costs included in the April 29, 2011 combined condensed statement of income were not significant and it is expected that the costs related to the acquisition will be in the quarter ending July 29, 2011.